COMMERCE BANCORP, Inc.
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                                    Contacts
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     Vernon W. Hill, II                                 C. Edward Jordan, Jr.
 Chairman and President                                Executive Vice President


                                 (856) 751-9000




                             Commerce Bancorp, Inc.
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               Completes Sale of 5,000,000 Shares of Common Stock
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         September 17, 2003 --Cherry Hill, NJ -- Commerce Bancorp, Inc. (NYSE:
CBH) announced today that it has completed its offering of 5.0 million shares of its common stock at $43.67 per share.

         Merrill Lynch & Co. was the sole lead manager for the offering and A.G. Edwards & Sons was a senior co-manager. The offering was made pursuant to an effective shelf registration statement filed with the SEC.

         The net proceeds of approximately $209.0 million will be used for general corporate purposes.

         The common stock offering was made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Merrill Lynch & Co., Inc., 4 World Financial Center, New York, NY 10080.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Commerce Bancorp, Inc. is a $21.0 billion multi-bank holding company headquartered in Cherry Hill, New Jersey with 250 banking offices serving New Jersey, Pennsylvania, Delaware, New York, and augmented by Commerce Insurance Services, Inc. and Commerce Capital Markets, Inc.